EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Employee Benefits Committee
L3Harris Retirement Savings Plan

We consent to the incorporation by reference in Registration Statement No. 333-268794 on Form S-8 of our report dated June 27, 2024, appearing in this Annual Report on Form 11-K of the L3Harris Retirement Savings Plan’s financial statements for the year ended December 31, 2023.

/s/ Weaver and Tidwell, L.L.P.
Bethesda, MD
June 27, 2024